As filed with the U.S. Securities and Exchange Commission on September 25, 2024

Registration No. 333-277647

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

Amendment No. 5
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

LUDA TECHNOLOGY GROUP LIMITED
(Exact Name of Registrant as Specified in its Charter)

____________________________

Cayman Islands	3317	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit H, 13/F, Kaiser Estate Phase 2
47-53 Man Yue Street
Hung Hom, Kowloon
Hong Kong
+852 2994 8774
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Telephone: +852-3923-1111	Fang Liu, Esq. VC Law LLP 1945 Old Gallows Road Suite 260 Vienna, Virginia 22182 Telephone: (301) 760-7393

____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purpose of filing exhibit 5.2 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 5 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 4 to the Registration Statement filed on September 20, 2024, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.       Exculpation, Insurance, and Indemnification of Office Holders (Including Directors and Officers).

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. Our post-offering articles of association, which will become effective upon closing of this offering, provide that, to the extent permitted by law, we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.       Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On August 14, 2023, as part of the reorganization, Luda Cayman issued and allotted one share at nominal or par value of HK$1.00 to DHGL for the acquisition of 100% ownership of Luda BVI from DHGL. On the same day, Luda Cayman issued and allotted 4,999,998 shares at nominal or par value of HK$1.00 each to DHGL in satisfaction of the consideration for the acquisition of 100% ownership of Luda HK by Luda BVI from DHGL. On December 19, 2023, the Company subdivided each issued and unissued share of par value of HK$1.00 each into four shares of par value of HK$0.25 each. The following table sets forth the breakdown of equity ownership of the Company as of the date of the prospectus, upon the completion of the abovementioned issuances and subdivision:

Shareholders	Number of Shares Owned	Percentage of Shares Owned
Diamond Horses Group Limited	20,000,000	100%

All of the foregoing issuances were made outside of the U.S. pursuant to Regulation S or to U.S. entities pursuant to Section 4(a)(2) of the Securities Act.

Item 8.       Exhibits and Financial Statement Schedules.

(a)     Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9.       Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Memorandum and Articles of Association of the Company, as currently in effect**
3.2	Form of the Amended and Restated Memorandum and Articles of Association of the Company to become effective immediately upon closing of the offering**
4.1	Specimen Certificate for the Shares**
4.2	Form of Underwriters’ Warrants**
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the Shares being registered**
5.2	Opinion of Loeb & Loeb LLP regarding the enforceability of the Underwriter Warrants***
10.1	Unofficial English translation of the office lease agreement dated March 30,2023 between Luda Development Limited and Won Fittings Company Limited**
10.2	Form of service agreement between the Company and its independent directors**
10.3	Employment agreement of executive director between the Company and Ma Biu**
10.4	Employment agreement of executive director between the Company and Liu Liangping**
14.1	Form of Code of Business Conduct and Ethics**
14.2	Form of Executive Compensation Recovery Policy**
14.3	Form of Insider Trading Policy**
21.1	List of subsidiaries of the Company**
23.1	Consent of ZH CPA, LLC.**
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)**
23.3	Consent of China Commercial Law Firm (included in Exhibit 99.4)**
23.4	Consent of Michael Li & Co. (included in Exhibit 99.5)**
23.5	Consent of Ipsos Sdn. Bhd**
24.1	Power of Attorney (included in the signature page to the Form F-1)
99.1	Form of Audit Committee Charter**
99.2	Form of Nominating Committee Charter**
99.3	Form of Compensation Committee Charter**
99.4	Opinion of China Commercial Law Firm regarding certain PRC law matters**
99.5	Opinion of Michael Li & Co. regarding certain Hong Kong law matters**
107	Calculation of Filing Fee Table**

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*        To be filed by amendment.

**      Previously filed.

***    Filed herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on September 25, 2024.

LUDA TECHNOLOGY GROUP LIMITED
By:	/s/ Ma Biu
Ma Biu
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Ma Biu, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC thereunder, in connection with the registration under the Securities Act of shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the SEC with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Ma Biu	Chairperson of the Board of Directors,	September 25, 2024
Ma Biu	Director, and Chief Executive Officer
(Principal Executive Officer)
/s/ Yung Chi Man	Chief Financial Officer	September 25, 2024
Yung Chi Man	(Principal Accounting and Financial Officer)
/s/ Liu Liangping	Director and Chief Operating Officer	September 25, 2024
Liu Liangping
/s/ Shin Ho Chuen	Independent Director	September 25, 2024
Shin Ho Chuen
/s/ Gu Zhaoyang	Independent Director	September 25, 2024
Gu Zhaoyang
/s/ Yan Jonathan Jun	Independent Director	September 25, 2024
Yan Jonathan Jun

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in New York, NY on September 25, 2024.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

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